RBC Capital Markets®	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-203433

Final Pricing Supplement Pricing Supplement Dated June 3, 2015 to the Product Prospectus Supplement Dated June 3, 2015, Prospectus Supplement Dated April 30, 2015, and Prospectus, Dated April 30, 2015	$3,000,000 Autocallable Reverse Convertible Notes due December 8, 2016 Linked to the Worst Performing of Three Equity Securities

Royal Bank of Canada is offering Autocallable Reverse Convertible Notes (“RevCons” or the “Notes”) linked to the Worst Performing of three equity securities: (1) Citigroup Inc., (2) JPMorgan Chase & Co. and (3) the SPDR S&P Homebuilders ETF. The RevCons offered are senior unsecured obligations of Royal Bank of Canada, will pay a coupon at the interest rate specified below, and will have the terms described in the documents described above, as supplemented or modified by this pricing supplement, as set forth below.

The RevCons do not guarantee any return of principal at maturity. Any payments on the RevCons are subject to our credit risk.

Investing in the RevCons involves a number of risks. See “Risk Factors” beginning on page S-1 of the prospectus supplement dated April 30, 2015, “Additional Risk Factors Specific to Your Notes” beginning on page PS-4 of the product prospectus supplement dated June 4, 2015 and “Selected Risk Considerations” beginning on P7 of this pricing supplement.

The RevCons will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Issuer:	Royal Bank of Canada	Listing:	None
Pricing Date:	June 3, 2015	Principal Amount:	$1,000 per RevCons
Issue Date:	June 8, 2015	Coupon Payments:	Each coupon will be paid in equal quarterly payments (30/360), unless the Notes are previously called

Reference Stocks	Initial Stock Prices	Barrier Prices
Citigroup Inc. (“C”)	55.63	38.94 (70% of the Initial Stock Price, rounded to two decimal places)
JPMorgan Chase & Co. (“JPM”)	66.70	46.69 (70% of the Initial Stock Price, rounded to two decimal places)
SPDR S&P Homebuilders ETF (“XHB”)	36.38	25.47 (70% of the Initial Stock Price, rounded to two decimal places)
Final Stock Price:	The closing price of each Reference Stock on the valuation date.
Automatic Call:
The Notes will be automatically called if the closing prices of all of the Reference Stocks are equal to or greater than their respective Initial Stock Price on a quarterly Call Date. The Call Price will be 100% of the principal amount, plus any accrued and unpaid interest to but excluding the Call Settlement Date.

Payment at Maturity (if held to maturity):
For each $1,000 principal amount, $1,000 plus any accrued and unpaid interest at maturity, unless the Final Stock Price of any Reference Stock is less than its respective Barrier Price.
If the Final Stock Price for any Reference Stock is less than its Barrier Price, then the investor will receive at maturity, instead of the principal amount, in addition to accrued and unpaid interest, the number of shares of the Worst Performing Reference Stock equal to the Physical Delivery Amount, or at our election, the cash value of those shares.
Investors could lose some or all of their investment at maturity if there has been a decline in the trading price of any Reference Stock.

Monitoring Period:	The Valuation Date.
Physical Delivery Amount:
For each $1,000 principal amount, a number of shares of the Worst Performing Reference Stock equal to the principal amount divided by its Initial Stock Price, subject to adjustment as described in the product prospectus supplement.

Term of Notes	Cusip	Coupon Rate	Principal Amount	Price to Public	Agent’s Commission	Proceeds to Royal Bank of Canada
18 months	78013GAB1	8.50% per annum	$3,000,000	100%	$15,000 0.50%	$2,985,000 99.50%
The initial estimated value of the Notes as of the Pricing Date is $981.82 per $1,000 in principal amount, which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below. See also “Supplemental Plan of Distribution (Conflicts of Interest)” below, which includes a discussion of fees we will pay in connection with this offering.

We may use this pricing supplement in the initial sale of the RevCons. In addition, RBC Capital Markets, LLC or another of our affiliates may use this pricing supplement in a market-making transaction in the RevCons after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Autocallable Reverse Convertible Notes due June 8, 2016 Linked to the Worst Performing of Three Equity Securities

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

General:
This pricing supplement relates to an offering of Reverse Convertible Notes (“RevCons” or the “Notes”) linked to the worst performing of three equity securities, (each a “Reference Stock,” and collectively, the “Reference Stocks”).  The Notes have a term of eighteen (18) months.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Medium-Term Notes, Series G

Pricing Date:	June 3, 2015

Issue Date:	June 8, 2015

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.

Designated Currency:	U.S. Dollars

Coupon Rate:	8.50% per annum.

Coupon Payment:	Each coupon will be paid in equal quarterly payments (30/360), unless the Notes are previously called.

Coupon Payment Dates:	September 9, 2015, December 8, 2015, March 8, 2016, June 8, 2016, September 9, 2016 and the Maturity Date.

Automatic Call:	If, on any Call Date, the closing prices of all of the Reference Stocks are equal to or greater than their respective Call Price, then the Notes will be automatically called.

Payment if Called:
If the Notes are automatically called, then, on the Call Settlement Date, for each $1,000 principal amount, you will receive $1,000 plus any accrued and unpaid interest to but excluding the applicable Call Settlement Date.

Call Prices:	The Initial Stock Price of the applicable Reference Stock.

Call Dates:	September 3, 2015, December 3, 2015, March 3, 2016, June 3, 2016, September 6, 2016 and the Valuation Date

Call Settlement Date:	Three business days following the applicable Call Date.

Valuation Date:	December 5, 2016

Maturity Date:	December 8, 2016, unless subject to the Automatic Call.

Reference Stocks:	Citigroup Inc. (“C”), JPMorgan Chase & Co. (“JPM”) and SPDR S&P Homebuilders ETF (“XHB”).

Worst Performing Reference Stock:	The Reference Stock which has the lowest Percentage Change. “Percentage Change means, expressed as a percentage, an oumount equal to:
Final Stock Price - Initial Stock Price Initial Stock Price

Term:	As set forth on the cover page.

RBC Capital Markets, LLC
P2

Autocallable Reverse Convertible Notes due June 8, 2016 Linked to the Worst Performing of Three Equity Securities

Initial Stock Prices:	As set forth on the cover page.

Barrier Prices:	As set forth on the cover page.

Final Stock Prices:	The closing price of each Reference Stock on the Valuation Date.

Payment at Maturity (if held to maturity):
For each $1,000 in principal amount of the Notes, the investor will receive $1,000 plus any accrued and unpaid interest at maturity, unless the Final Stock Price of any Reference Stock is less than its Barrier Price.
If the Final Stock Price of any Reference Stock is less than its Barrier Price, then the investor will receive at maturity, instead of the principal amount of the Notes, in addition to any accrued and unpaid interest, the number of shares of the Worst Performing Reference Stock equal to the Physical Delivery Amount, or at our election, the cash value of those shares.  If we elect to deliver shares of the Worst Performing Reference Stock, fractional shares will be paid in cash.
Investors in the Notes could lose some or all of their investment at maturity if there has been a decline in the trading price of any Reference Stock.

Monitoring Period:	The Monitoring Period will consist solely of the Valuation Date.

Monitoring Method:	Close of Trading Day.

Physical Delivery Amount:
For each $1,000 in principal amount of the Notes, a number of shares of the Worst Performing Reference Stock equal to the principal amount divided by its Initial Stock Price, subject to adjustment as described in the product prospectus supplement.  If this number is not a round number, then the number of shares of the Worst Performing Reference Stock to be delivered will be rounded down and the fractional part shall be paid in cash.

Cash Delivery Amount:	The product of the Physical Delivery Amount multiplied by the Final Stock Price of the Worst Performing Reference Stock.

Calculation Agent:	RBC Capital Markets, LLC

Secondary Market:
RBC Capital Markets, LLC (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issuance Date.  The amount that an investor may receive upon sale of the Notes prior to maturity may be less than the principal amount of those Notes.

Listing:	None

Settlement:	DTC global notes

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on the cover page and on pages P2 and P3 of this pricing supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement.

RBC Capital Markets, LLC
P3

Autocallable Reverse Convertible Notes due June 8, 2016 Linked to the Worst Performing of Three Equity Securities

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated April 30, 2015, as supplemented by the prospectus supplement dated April 30, 2015 and the product prospectus supplement dated June 3, 2015, relating to our Senior Global Medium-Term Notes, Series G, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated April 30, 2015 and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated June 3, 2015, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated April 30, 2015:
http://www.sec.gov/Archives/edgar/data/1000275/000121465915003442/l429151424b3.htm

Prospectus Supplement dated April 30, 2015:
http://www.sec.gov/Archives/edgar/data/1000275/000121465915003446/n429152424b3.htm

Product Prospectus Supplement dated June 3, 2015:
http://www.sec.gov/Archives/edgar/data/1000275/000121465915004585/a63151424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 1000275.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

RBC Capital Markets, LLC
P4

Autocallable Reverse Convertible Notes due June 8, 2016 Linked to the Worst Performing of Three Equity Securities

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The examples set forth below are provided for illustration purposes only.  The assumptions in each of the examples are purely hypothetical and do not relate to the actual performance of any Reference Stock.  The hypothetical terms do not purport to be representative of every possible scenario concerning increases or decreases in the price of each Reference Stock on the Valuation Date relative to its price on the Pricing Date.  We cannot predict the actual performance of each Reference Stock.

The table below illustrates the Payment at Maturity of the notes (excluding the final Coupon Payment) for a hypothetical range of performance for the Worst Performing Reference Stock, assuming an Initial Stock Price of $100.00, a Barrier Price of $70.00 and an initial investment of $1,000, and assuming the notes are not called. Hypothetical Final Stock Prices are shown in the first column on the left.  For this purpose, we have assumed that there will be no anti-dilution adjustments to the Final Stock Price and no market disruption events. The second column shows the Payment at Maturity for a range of Final Stock Prices on the Valuation Date.  The third column shows the Physical Delivery Amount as a number of shares of the Worst Performing Reference Stock. The fourth column shows the Cash Delivery Amount, should we elect to deliver the Cash Delivery Amount instead of the Physical Delivery Amount. If the notes are automatically redeemed prior to maturity, the hypothetical examples below will not be relevant, and you will receive on the applicable Call Settlement Date, for each $1,000 principal amount, $1,000 plus any accrued and unpaid interest to but excluding the Call Settlement Date.

We make no representation or warranty as to which of the Reference Stocks will be the Worst Performing Reference Stock for purposes of calculating the payment, if any, we will deliver or pay on the Maturity Date.

Hypothetical Final Stock Price of the Worst Performing Reference Stock	Payment at Maturity as Percentage of Principal Amount	Physical Delivery Amount as Number of Shares of the Worst Performing Reference Stock	Cash Delivery Amount
$100.00	100.00%	n/a	n/a
$90.00	100.00%	n/a	n/a
$80.00	100.00%	n/a	n/a
$70.00	100.00%	n/a	n/a
$69.90	Physical or Cash Delivery Amount	n/a	$699.00
$60.00	Physical or Cash Delivery Amount	10.00	$600.00
$50.00	Physical or Cash Delivery Amount	10.00	$500.00
$40.00	Physical or Cash Delivery Amount	10.00	$400.00
$25.00	Physical or Cash Delivery Amount	10.00	$250.00
$0.00	Physical or Cash Delivery Amount	10.00	$0.00

RBC Capital Markets, LLC
P5

Autocallable Reverse Convertible Notes due June 8, 2016 Linked to the Worst Performing of Three Equity Securities

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The price of the Worst Performing Reference Stock increases by 25% from the Initial Stock Price of $100.00 to the Final Stock Price of $125.00.  Because the closing price of the Worst Performing Reference Stock on the Valuation Date is greater than the Barrier Price of $70.00, the investor receives at maturity, in addition to any accrued and unpaid coupon on the securities, a cash payment of $1,000.00 per security, despite the 25% appreciation in the value of the Worst Performing Reference Stock.

Example 2: The price of the Worst Performing Reference Stock decreases by 20% from the Initial Stock Price of $100.00 to the Final Stock Price of $80.00.  Because the closing price of the Worst Performing Reference Stock on the Valuation Date is greater than the Barrier Price of $70.00, the investor receives at maturity, in addition to any accrued and unpaid coupon on the securities, a cash payment of $1,000.00 per security, despite the 20% decline in the value of such Worst Performing Reference Stock.

Example 3: The price of the Worst Performing Reference Stock decreases by 50% from the Initial Stock Price of $100.00 to the Final Stock Price of $50.00. Because the closing price of the Worst Performing Reference Stock is less than the Barrier Price of $70.00 on the Valuation Date, we will pay the Physical Delivery Amount (or at our option, the Cash Delivery Amount), in addition to any accrued and unpaid coupon on the securities.  As of the Valuation Date, the value of the Physical Delivery Amount (or Cash Delivery Amount, if applicable) that you will receive is $500 per $1,000 in principal amount of the notes, representing a 50% loss of your principal amount. This $500 payment, together with the $127.50 of interest payable per $1,000 in principal amount of the Notes over their term, results in the loss of 37.25% of a $1,000 investment.

*   *  *

The Payments at Maturity shown above are entirely hypothetical; they are based on market prices for the Reference Stocks that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payments at Maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes or on an investment in any Reference Stock.  Please read “Additional Risk Factors Specific to Your Notes” and “Hypothetical Returns on Your Notes” in the accompanying product prospectus supplement.

Payments on your Notes are economically equivalent to the amounts that would be paid on a combination of other instruments.  For example, payments on your Notes are economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond purchased, and an option sold, by the investor (with an implicit option premium paid over time to the investor).  The discussion in this paragraph does not modify or affect the terms of the offered Notes or the United States or Canadian income tax treatment of the offered Notes as described under “Supplemental Discussion of Canadian Tax Consequences” and “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement.

RBC Capital Markets, LLC
P6

Autocallable Reverse Convertible Notes due June 8, 2016 Linked to the Worst Performing of Three Equity Securities

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Stocks.  These risks are explained in more detail in the section “Additional Risk Factors Specific to Your Notes” in the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:

•
Principal at Risk — Investors in the Notes could lose some or a substantial value of their principal amount if there is a decline in the trading price of any Reference Stock between the pricing date and the Valuation Date. The rate of interest payable on the Notes may not be sufficient to compensate for any such loss.

•
Notes Are Linked to the Worst Performing Reference Stock — If any of the Reference Stocks has a Final Stock Price that is less than its Barrier Price, your return will be linked to the worst performing of the three Reference Stocks.  It is possible that each of the Reference Stocks will have a negative Percentage Change.

•
The Notes Are Subject to an Automatic Call — If, on any Call Date, the closing price of each Reference Stock is equal to or greater than its Call Price, then the Notes will be automatically called.  If the Notes are automatically called, then, on the Call Settlement Date, for each $1,000 in principal amount, you will receive $1,000 plus any accrued and unpaid interest to but excluding the Call Settlement Date.  You will not receive any interest payments after the Call Settlement Date.  You may be unable to reinvest your proceeds from the Automatic Call in an investment with a return that is as high as the return on the Notes would have been if they had not been called.

•
Market Disruption Events and Adjustments — The payment at maturity and the valuation date are subject to adjustment as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Consequences of Market Disruption Events” in the product prospectus supplement.

•
The Initial Estimated Value of the Notes Is Less than the Price to the Public - The initial estimated value set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time.  If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the price of the Reference Stocks, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes.  These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

RBC Capital Markets, LLC
P7

Autocallable Reverse Convertible Notes due June 8, 2016 Linked to the Worst Performing of Three Equity Securities

•
The Initial Estimated Value of the Notes on the Cover Page of this Pricing Supplement Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set - The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes.  See “Structuring the Notes” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Pricing Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your notes.

Additional Risks Relating to the Notes Linked to the SPDR® S&P® Homebuilders ETF

•
An investment in the Notes is subject to risks associated with home building. —The SPDR® S&P® Homebuilders ETF invests in companies that operate in the U.S. homebuilding industry.  The homebuilding industry is significantly affected by a number of factors, including local economic conditions and real estate markets, as well as by weather conditions, natural disasters and geopolitical events.  Companies in this industry can be significantly affected by changes in the national, regional and local real estate markets.  This industry is also sensitive to interest rate fluctuations, which can cause changes in the availability of mortgage capital, and limit the purchasing power of potential homebuyers.  The industry can be significantly affected by changes in government spending, consumer confidence, demographic patterns, and the level of new and existing home sales.

•
An investment of the Notes is subject to risks associated with an investment in a concentrated industry. —The SPDR® S&P® Homebuilders ETF invests in companies that operate in the U.S. homebuilding industry.  Therefore, an investment in the Notes may carry risks similar to a concentrated securities investment in a single industry. The SPDR® S&P® Homebuilders ETF lacks diversification and does not have the benefit of other offsetting components which may increase when other components are decreasing. Accordingly, a decline in value of stock prices of companies in the U.S. homebuilding industry would adversely affect the performance of the SPDR® S&P® Homebuilders ETF, and consequently, the value of the Notes.

RBC Capital Markets, LLC
P8

Autocallable Reverse Convertible Notes due June 8, 2016 Linked to the Worst Performing of Three Equity Securities

U.S. FEDERAL TAX INFORMATION

RevCon 78013GAB1: 1.14% of each stated interest payment (8.50% in total) will be treated as an interest payment and 7.36% of each stated interest payment will be treated as payment for the Put Option for U.S. federal income tax purposes.

Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated June 3, 2015 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to your Notes.

RBC Capital Markets, LLC
P9

Autocallable Reverse Convertible Notes due June 8, 2016 Linked to the Worst Performing of Three Equity Securities

INFORMATION REGARDING THE REFERENCE STOCKS

Each Reference Stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “SEC”).  Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov.  In addition, information regarding each Reference Stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

The following information regarding each issuer of the Reference Stocks is derived from publicly available information.
We have not independently verified the accuracy or completeness of reports filed by each issuer with the SEC, information published by it on its respective website or in any other format, information about it obtained from any other source or the information provided below.

Citigroup Inc.

Citigroup Inc. is a diversified financial services holding company that provides a broad range of financial services to consumer and corporate customers around the world. The company's services include investment banking, retail brokerage, corporate banking, and cash management products and services. Its common stock trades on the New York Stock Exchange under the symbol “C.”

Information filed with the SEC under the Exchange Act can be located by referencing its CIK number: 0000831001

JPMorgan Chase & Co.

JPMorgan Chase & Co. provides global financial services and retail banking. The company provides services such as investment banking, treasury and securities services, asset management, private banking, card member services, commercial banking, and home finance. The company serves business enterprises, institutions, and individuals. Its common stock trades on the New York Stock Exchange under the symbol “JPM.”

Information filed with the SEC under the Exchange Act can be located by referencing its CIK number: 0000019617

The SPDR® S&P® Homebuilders ETF

The SPDR® S&P® Homebuilders ETF is a unit investment trust registered under the Investment Company Act of 1940 that is designed to generally replicate as closely as possible, before expenses, the total performance of the S&P Homebuilders Select Industry Index.  SSgA Funds Management, Inc. is the investment advisor of the fund.  The fund is listed on the NYSE Arca under the ticker symbol “XHB”.  Information filed with the SEC under the Exchange Act can be located by referencing its CIK number: 0000019617

Investment Objective

The SPDR® S&P® Homebuilders ETF seeks to replicate as closely as possible, before fees and expenses, the total return of the S&P Homebuilders Select Industry Index.

RBC Capital Markets, LLC
P10

Autocallable Reverse Convertible Notes due June 8, 2016 Linked to the Worst Performing of Three Equity Securities

Investment Strategy — Replication

The SPDR® S&P® Homebuilders ETF pursues the indexing strategy of "replication" in attempting to track the performance of the S&P Homebuilders Select Industry Index.  The SPDR® S&P® Homebuilders ETF will invest in all of the securities that comprise the S&P Homebuilders Select Industry Index.  The SPDR® S&P® Homebuilders ETF will normally invest substantially all, but at least 80% of its total assets, in the common stocks that comprise the S&P Homebuilders Select Industry Index.

S&P Homebuilders Select Industry Index

The S&P Homebuilders Select Industry Index is published by S&P Dow Jones Indices LLC.  The S&P Homebuilders Select Industry Index is an equal weighted market cap index. As of September 3, 2013 the S&P Homebuilders Select Industry Index was comprised of 35 stocks.

The S&P Homebuilders Select Industry Index represents the homebuilders industry group of the S&P Total Market Index (the "S&P TMI"). The S&P Homebuilders Select Industry Index is one of the S&P Select Industry Indices (the "Select Industry Indices"), each of which is designed to measure the performance of a sub-industry or group of sub-industries determined based on the Global Industry Classification Standards ("GICS"). Membership in the Select Industry Indices is based on the GICS classification, as well as liquidity and market cap requirements. Companies in the Select Industry Indices are classified based primarily on revenues; however, earnings and market perception are also considered.

The S&P Homebuilders Select Industry Index consists of the S&P TMI constituents belonging to the particular GICS sub-industry or group of sub-industries that are U.S.-based companies, and which satisfy the following criteria:

•
have a float-adjusted market capitalization above $500 million with a float-adjusted liquidity ratio (defined as dollar value traded over the previous 12 months divided by the float-adjusted market capitalization as of the index rebalancing reference date) above 90%; or

•	have a float-adjusted market capitalization above $400 million with a float-adjusted liquidity ratio (as defined above) above 150%.

The length of time to evaluate liquidity is reduced to the available trading period for initial public offerings or spin-offs that do not have 12 months of trading history. If there are fewer than 35 stocks, stocks from a supplementary list of highly correlated sub-industries that meet the market capitalization and liquidity thresholds are included in order of their float-adjusted market capitalization. The market capitalization threshold may be relaxed to ensure that there are at least 22 stocks in the Underlying Index as of the rebalancing effective date. Existing constituents are removed at the quarterly rebalancing effective date if either their float-adjusted market capitalization falls below $300 million or their float-adjusted liquidity ratio falls below 50%. The market capitalization threshold and the liquidity threshold are each reviewed from time to time based on market conditions. Rebalancing occurs on the third Friday of the quarter ending month. The S&P TMI tracks all the U.S. common stocks listed on the NYSE (including NYSE Arca and NYSE MKT) and Nasdaq.

RBC Capital Markets, LLC
P11

Autocallable Reverse Convertible Notes due June 8, 2016 Linked to the Worst Performing of Three Equity Securities

HISTORICAL INFORMATION

The following graphs set forth the recent historical performances of each Reference Stock.  In addition, below each graph is a table setting forth the intra-day high, intra-day low and period-end closing prices of each Reference Stock.  The information provided in each table is for the four calendar quarters of 2011, 2012, 2013, and 2014, the first calendar quarter of 2015, and for the period from April 1, 2014 to June 3, 2015.

We obtained the information regarding the historical performance of each Reference Stock in the charts below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.  The historical performance of each Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the market prices of each Reference Stock on the Valuation Date.  We cannot give you assurance that the performance of each Reference Stock will not result in the loss of all or part of your investment.

RBC Capital Markets, LLC
P12

Autocallable Reverse Convertible Notes due June 8, 2016 Linked to the Worst Performing of Three Equity Securities

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2011	3/31/2011	51.50	43.40	44.20
4/1/2011	6/30/2011	46.90	36.76	41.64
7/1/2011	9/30/2011	43.05	23.19	25.62
10/1/2011	12/30/2011	34.40	21.40	26.31

1/1/2012	3/30/2012	38.40	27.16	36.55
4/1/2012	6/29/2012	37.14	24.61	27.41
7/1/2012	9/28/2012	35.25	24.91	32.72
10/1/2012	12/31/2012	40.18	32.70	39.56

1/1/2013	3/28/2013	47.91	40.29	44.24
4/1/2013	6/28/2013	53.56	41.60	47.97
7/1/2013	9/30/2013	53.30	47.16	48.51
10/1/2013	12/31/2013	53.68	47.60	52.11

1/1/2014	3/31/2014	55.28	46.19	47.60
4/1/2014	6/30/2014	49.59	45.18	47.10
7/1/2014	9/30/2014	54.13	46.55	51.82
10/1/2014	12/31/2014	56.94	48.11	54.11

1/1/2015	3/31/2015	54.72	46.60	51.62
4/1/2015	6/3/2015	56.02	51.00	55.63

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC
P13

Autocallable Reverse Convertible Notes due June 8, 2016 Linked to the Worst Performing of Three Equity Securities

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2011	3/31/2011	48.35	42.65	46.10
4/1/2011	6/30/2011	47.80	39.25	40.94
7/1/2011	9/30/2011	42.54	28.53	30.12
10/1/2011	12/30/2011	37.54	27.85	33.25

1/1/2012	3/30/2012	46.49	34.01	45.98
4/1/2012	6/29/2012	46.35	30.83	35.73
7/1/2012	9/28/2012	42.08	33.10	40.48
10/1/2012	12/31/2012	44.54	38.83	43.97

1/1/2013	3/28/2013	51.00	44.20	47.46
4/1/2013	6/28/2013	55.90	46.06	52.79
7/1/2013	9/30/2013	56.93	50.06	51.69
10/1/2013	12/31/2013	58.54	50.25	58.48

1/1/2014	3/31/2014	61.48	54.20	60.71
4/1/2014	6/30/2014	61.28	52.97	57.62
7/1/2014	9/30/2014	61.81	54.96	60.24
10/1/2014	12/31/2014	63.49	54.26	62.58

1/1/2015	3/31/2015	62.96	54.28	60.58
4/1/2015	6/3/2015	67.18	59.65	66.70

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC
P14

Autocallable Reverse Convertible Notes due June 8, 2016 Linked to the Worst Performing of Three Equity Securities

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2011	3/31/2011	18.78	17.14	18.21
4/1/2011	6/30/2011	19.20	16.96	18.05
7/1/2011	9/30/2011	18.63	13.02	13.29
10/1/2011	12/30/2011	17.36	12.22	17.10

1/1/2012	3/30/2012	21.98	17.20	21.33
4/1/2012	6/29/2012	22.42	18.93	21.35
7/1/2012	9/28/2012	26.16	20.57	24.82
10/1/2012	12/31/2012	27.05	24.01	26.60

1/1/2013	3/28/2013	30.65	26.94	29.99
4/1/2013	6/28/2013	32.68	27.74	29.42
7/1/2013	9/30/2013	32.07	28.17	30.57
10/1/2013	12/31/2013	33.38	28.72	33.30

1/1/2014	3/31/2014	34.26	30.44	32.55
4/1/2014	6/30/2014	33.59	29.98	32.75
7/1/2014	9/30/2014	33.20	29.28	29.59
10/1/2014	12/31/2014	34.46	27.66	34.12

1/1/2015	3/31/2015	37.26	32.40	36.86
4/1/2015	6/3/2015	37.15	34.44	36.38

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC
P15

Autocallable Reverse Convertible Notes due June 8, 2016 Linked to the Worst Performing of Three Equity Securities

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We expect that delivery of the Notes will be made against payment for the Notes on June 8, 2015, which is the third (3rd) business day following the Pricing Date (this settlement cycle being referred to as “T+3”). For additional information as to the relationship between us and RBC Capital Markets, LLC, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated April 30, 2015.

STRUCTURING THE NOTES

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs.  For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time.  This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes.  This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

The Notes are our debt securities, the return on which is linked to the performance of the Reference Stocks.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value included in this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Stocks, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you.  The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs.  These factors resulted in the initial estimated value for the Notes on the Pricing Date being less than their public offering price.  See “Selected Risk Considerations—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.

RBC Capital Markets, LLC
P16

Autocallable Reverse Convertible Notes due June 8, 2016 Linked to the Worst Performing of Three Equity Securities

VALIDITY OF THE NOTES

In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated April 30, 2015, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on April 30, 2015.

In the opinion of Morrison & Foerster LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated April 30, 2015, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated April 30, 2015.

RBC Capital Markets, LLC
P17